Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jones Lang LaSalle Incorporated:

We consent to the use of our reports as follows, which are all incorporated herein by reference:

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Report dated February 27, 2009, except for the paragraphs labeled “Earnings per Share; Net Income Available to Common Shareholders” and “Noncontrolling Interests” in note 2, which are as of June 9, 2009, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008, included in the Company’s current report on Form 8-K dated June 9, 2009.

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Report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s annual report on Form 10-K dated February 27, 2009.

In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

June 9, 2009